CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Annual Report on Form 1-K of our Independent Auditor’s Report dated July 25, 2016 relating to the consolidated balance sheets of Virtuix Holdings, Inc. and Subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC
Denver, CO

July 26, 2016

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com